Exhibit 99

[Logo of Sigma-Aldrich Corporation]

From:	Tom Cori, Chairman David Harvey, President and CEO	For questions, contact: Kirk A. Richter, Treasurer 314-286-8004

SIGMA-ALDRICH CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN; DECLARES

DIVIDEND DISTRIBUTION OF COMMON STOCK PURCHASE RIGHTS

ST. LOUIS, MISSOURI, August 8, 2000 - On August 8, 2000, the Board of Directors of Sigma-Aldrich Corporation (Nasdaq: SIAL), a $1 billion plus life science and high technology company, approved the adoption of a Stockholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to stockholders. Similar plans have been adopted by many other publicly traded companies.

Tom Cori, Chairman of the Board of Directors stated, "The Board of Directors determined that adopting the Stockholder Rights Plan is an effective and reasonable method to safeguard the interests of our stockholders. We are particularly concerned that the future benefits of current programs and initiatives could be denied to stockholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that stockholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

The Stockholder Rights Plan provides for a dividend distribution of one Common Stock Purchase Right for each outstanding share of Sigma-Aldrich Corporation common stock. The dividend distribution will be made to stockholders of record on August 22, 2000. Each stockholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to stockholders.

The Rights will be exercisable only if a person or group (except for certain exempted persons or groups) acquires 15% or more of Sigma-Aldrich Corporation's common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one share of common stock at an exercise price of $150.00 and will expire on August 8, 2010 unless earlier terminated or redeemed.

Following the acquisition of 15% or more of Sigma-Aldrich Corporation's common stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

Sigma-Aldrich Corporation will be able to redeem the Rights at $0.01 per Right at any time until ten business days after a person or group acquires 15% or more of the Company's shares. In addition, provided the Rights have not previously become exercisable, the terms of the Stockholder Rights Plan require the Company's Board of Directors to review the Plan in four years to determine at that time whether to terminate the Plan or keep it in effect.

A letter outlining the Stockholder Rights Plan in more detail will be sent to the Company's stockholders following the record date.

Sigma-Aldrich develops, manufactures and distributes the broadest range of high quality biochemical, organic chemicals, chromatography products and diagnostic reagents available in the world. Our products are used in high tech research and development in the life sciences, at universities and in industry, for the diagnosis of disease, and as specialty chemicals for pharmaceutical and other manufacturing purposes in more than 160 countries. We are committed to the success of our customers, employees and shareholders through life science, technology and service. For more information about Sigma-Aldrich, please visit our award-winning website at www.sial.com.

This release contains forward-looking statements, which involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainty, including, among others, certain economic, political and technological factors. Caution should be taken that these factors could cause actual results to differ from those stated or implied in this and other Company communications.